XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280

Press Release

Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES PLAN TO OFFER SENIOR NOTES

HAMILTON, BERMUDA – May 2, 2007 — XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) announced today that it currently plans to sell up to $325.0 million of senior notes due 2027 pursuant to XL’s currently effective shelf registration statement.

XL intends to use the net proceeds from the sale of its senior notes, together with available cash, to retire $825.0 million aggregate principal amount of its 2.53% Senior Notes due 2009 which comprise part of its 6.50% Equity Security Units which settle on May 15, 2007.

The sole book-runner for XL’s senior notes offering is Goldman, Sachs & Co. Full details of the offering, including a description of the senior notes and certain risk factors related to the senior notes, are contained in a preliminary prospectus supplement and related prospectus (together, the “Preliminary Prospectus”) filed with the Securities and Exchange Commission pursuant to Rule 424(b) earlier today. A copy of the Preliminary Prospectus may be obtained by contacting Goldman, Sachs & Co. by mail at Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, by fax at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2007, XL Capital Ltd had consolidated assets of approximately $62.1 billion and consolidated shareholders’ equity of $11.3 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes or any other securities, nor will there be any sale of the senior notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

This Press Release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about the Company’s beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company’s other documents on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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